EXHIBIT 99.4

THE GOLDMAN SACHS GROUP, INC.,
as Issuer
TO
THE BANK OF NEW YORK,
as Trustee

Third Supplemental Indenture
Dated as of May 15, 2007

$500,010,000
Remarketable Floating Rate Junior Subordinated Notes due 2043

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-ii-

          THIRD SUPPLEMENTAL INDENTURE, dated as of May 15, 2007, between The Goldman Sachs Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at 85 Broad Street, New York, New York 10004, and The Bank of New York, a New York banking corporation, as Trustee, to the Subordinated Debt Indenture, dated as of February 20, 2004, between the Company and the Trustee (the “Original Indenture”).
W I T N E S S E T H :
          WHEREAS, the Original Indenture provides for the issuance from time to time thereunder, in one or more series, of unsecured debentures, notes or other evidence of indebtedness of the Company, and Section 301 of the Original Indenture provides for the establishment of the form or terms of Securities of any series issued thereunder, and any additions to, changes in or eliminations of any provisions of the Original Indenture in respect of such series as provided therein, through one or more supplemental indentures;
          WHEREAS, the Company desires by this Third Supplemental Indenture to (1) create a series of Securities to be issuable under the Original Indenture, as supplemented by this Third Supplemental Indenture, and to be known as the Company’s Remarketable Floating Rate Junior Subordinated Notes due 2043 (the “Notes”), which are to be limited in aggregate principal amount as specified in this Third Supplemental Indenture and the terms and provisions of which are to be as specified in this Third Supplemental Indenture, and (2) to add to, change or eliminate specified provisions of the Original Indenture solely insofar as they apply to the Notes and the Holders thereof;
          WHEREAS, Goldman Sachs Capital III, a Delaware statutory trust (the “Issuer Trust”), has offered to the public its trust preferred securities known as Floating Rate Normal Automatic Preferred Enhanced Capital Securities (the “Normal APEX”), which are beneficial interests in the Issuer Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Issuer Trust to the Company of its Trust Common Securities (the “Trust Common Securities” and together with the APEX (as defined below), the “Trust Securities”), in the Notes;
          WHEREAS, the Notes will be subject to Remarketing, in connection with which certain terms of the Notes may be changed, all in accordance with the procedures to be set forth in a Remarketing Agreement, to be entered into prior to the first Remarketing (as amended or supplemented from time to time, the “Remarketing Agreement”), among the Company, The Bank of New York, as property trustee of the Issuer Trust, and the remarketing agent named in the Remarketing Agreement (including any successor or replacement, the “Remarketing Agent”);

          WHEREAS, Section 901 of the Indenture provides that the Original Indenture may be amended without the consent of any Holder to add to, change or eliminate any of the provisions of the Original Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefits of such provision nor (ii) modify the rights of the Holder of any such security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;
          WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture to establish the Notes as a series of Securities under the Original Indenture and to provide for, among other things, the issuance of and the form and terms of the Notes and additions to, changes in or eliminations of specified provisions of the Original Indenture solely insofar as they apply to the Notes and the Holders thereof; and
          WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement according to its terms have been done.
          NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Original Indenture, the form of the Notes and the terms, provisions and conditions thereof (including additions to, changes in and eliminations of specified provisions of the Original Indenture as aforesaid), the Company covenants and agrees with the Trustee as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Provisions of the Indenture
          Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture shall remain in full force and effect. The Indenture, as amended and supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this Third Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under the Indenture (and every holder of Senior Debt with respect to the Notes) shall be bound hereby.

Section 1.2 Definitions
          For all purposes of this Third Supplemental Indenture and the Notes, except as herein otherwise expressly provided or unless the subject matter or context hereof otherwise requires:
     (a) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Third Supplemental Indenture;
     (b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;
     (c) all terms used in this Third Supplemental Indenture that are defined in the Indenture or the Trust Agreement have the meanings assigned to them therein, except as otherwise provided in this Third Supplemental Indenture;
     (d) the term “Securities” as defined in the Indenture and as used in any definition therein, shall be deemed to include or refer to, as applicable, the Notes;
     (e) Any reference herein to “interest” shall include any Additional Interest; and
     (f) the following terms have the meanings given to them in this Section 1.2, and include the plural as well as the singular:
     “Additional Interest” means the interest, if any, that shall accrue on any interest on the Notes the payment of which has not been made on the applicable Interest Payment Date and that shall accrue at the rate equal to the rate borne by the Notes at such time, to the extent permitted by applicable law.
     “Additional Subordinated Notes” has the meaning set forth in Section 2.5(f) of this Third Supplemental Indenture.
     “Allowable Capital” has the meaning defined in the CSE Rules in a manner that is consistent with the standards published by the Basel Committee on Banking Supervision.
     “APEX” means each series of the Normal APEX, the Stripped APEX and the Capital APEX.
     “APEX Holder” means a holder of a series of APEX, as set forth in the Trust Agreement.
     “Calculation Agent” means, at any time, the person or entity appointed by the Company and serving as calculation agent in respect of the Notes at such time and initially, Goldman, Sachs & Co.

     “Capital APEX” means the Capital APEX issued pursuant to the Trust Agreement.
     “Capital Treatment Event” means the reasonable determination by the Company that, as a result of: (i) the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision thereof or therein or any rules, guidelines or policies of the SEC; or (ii) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations that is effective or is announced on or after the date of issuance of the APEX, there is more than an insubstantial risk that prior to the Stock Purchase Date the Company will not be able to treat the liquidation amount of Normal APEX and Stripped APEX as Allowable Capital for the Company, subject only to the limitation under the CSE Rules that such type of allowable capital, together with perpetual cumulative preferred stock, may not exceed 33% of common stockholders’ equity, subject to the adjustments provided for in the CSE Rules.
     “Collateral Agent” means U.S. Bank National Association, as Collateral Agent under the Collateral Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent thereunder.
     “Collateral Agreement” means the Collateral Agreement, dated as of May 15, 2007, among the Company, the Issuer Trust (acting through the Property Trustee), the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Securities Registrar.
     “Creditor” has the meaning specified in Section 4.1(b) of this Third Supplemental Indenture.
     “CSE Rules” means the SEC’s rules relating to consolidated supervised entities.
     “Custodial Agent” means U.S. Bank National Association, as Custodial Agent under the Collateral Agreement until a successor Custodial Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent thereunder.
     “Early Remarketing” has the meaning specified in Section 3.4 of this Third Supplemental Indenture.
     “Early Settlement Event” shall be deemed to have occurred if (i) the SEC, in its capacity as consolidated supervisor, delivers to the Company a notice stating that the SEC anticipates that the Company’s Allowable Capital, calculated in accordance with the CSE Rules, may not be sufficient to support the Company’s businesses in the near term and directing the Company to treat such notice as an Early Settlement Event; or (ii) the Issuer Trust is dissolved pursuant to Section 9.2(c) of the Trust Agreement.

     “Early Termination Event” means the dissolution of the Issuer Trust and the distribution of the Notes held by or on behalf of the Issuer Trust to the holders of the Trust Securities in accordance with Section 9.4 of the Trust Agreement.
     “Event of Default,” for purposes of the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default in the payment of any interest upon any Note, including any Additional Interest in respect thereof, in full for a period of 30 days after the conclusion of any Extension Period; (ii) the termination of the Issuer Trust without redeeming the APEX, distribution of the Notes issued to the Issuer Trust to the holders of the Capital APEX entitled to the distribution thereof and, if such termination occurs prior to the Stock Purchase Date, or if earlier, the Remarketing Settlement Date, to the holders of the Normal APEX; (iii) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or (iv) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company in furtherance of any such action.
     “Extension Period” has the meaning set forth in Section 2.5(b) of this Third Supplemental Indenture.
     “Failed Remarketing” means a Final Remarketing that is not Successful.
     “Final Remarketing” means (i) a Remarketing for a settlement date on August 1, 2013 (or if such day is not a Business Day, the immediately succeeding Business Day), (ii) in the case of an Early Remarketing, the fifth scheduled Remarketing or (iii) in the case of an Early Remarketing in connection with clause (v) of the definition of Early Settlement Event, the first Remarketing.

     “Fixed Rate Reset Cap”, as of any Remarketing Settlement Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. Treasury Security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at the option of the Company in the event of a Successful Remarketing, plus 350 basis points, or 3.50%, per annum.
     “Floating Rate Reset Cap” means 300 basis points, or 3.00% per annum.
     “Global Notes” has the meaning specified in Section 2.4 of this Third Supplemental Indenture.
     “Goldman Sachs Guarantee” means the guarantee by the Company of distributions on the Trust’s securities to the extent provided in the Guarantee Agreement.
     “Guarantee Agreement” means the Guarantee Agreement, dated as of May 15, 2007, between the Company, as Guarantor and The Bank of New York, as Guarantee Trustee named thereunder, as it may be amended from time to time.
     “Indenture” means the Original Indenture as originally executed, as it is supplemented and amended by the Supplemental Indenture, dated as of February 20, 2004, between the Company and the Trustee, the Second Supplemental Indenture, dated as of the date hereof and this Third Supplemental Indenture and as it may from time to time be further supplemented or amended by one or more other indentures supplemental thereto entered into pursuant to the applicable provisions thereof, including, for all purposes of such instrument, this Third Supplemental Indenture and any such other supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern such instrument, this Third Supplemental Indenture and any such other supplemental indenture, respectively. The term “Indenture” shall also include the terms of particular series of Securities established as contemplated by Section 301 thereof.
     “Interest Payment Date” shall have the meaning specified in Exhibit A.
     “Interest Period” means the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or May 15, 2007 if no interest has been paid or been duly made available for payment previously) to but excluding the next succeeding Interest Payment Date or, if earlier, the Stated Maturity Date.
     “Interest Reset Date” shall have the meaning specified in Exhibit A.
     “Investment Company Event” means the Company’s receipt of an Opinion of Counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, and this change becomes effective or would become effective on or after the date of the issuance of the APEX.
     “Issuer Trust” has the meaning specified in the third recital of this Third Supplemental Indenture.
     “London Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.
     “Liquidation Amount” has the meaning set forth in the Trust Agreement.
     “Normal APEX” has the meaning set forth in the third recital of this Third Supplemental Indenture.
     “Notes” means the series of Securities identified in Section 2.1 of this Third Supplemental Indenture as they may be amended from time to time.
     “Pari Passu Securities” means all indebtedness and obligations that, among other things, by their terms rank equally with the Notes in right of payment and upon liquidation and guarantees of such indebtedness and includes the Company’s 5.593% Junior Subordinated Notes due 2043 and the guarantee to be issued on the date hereof to Goldman Sachs Capital II; provided, however, “Pari Passu Securities” shall not be deemed to include the Company’s junior subordinated debentures or guarantees issued in connection with the Company’s currently outstanding trust preferred securities, each of which ranks or will rank senior to the capital securities being issued by the Issuer Trust, or any junior subordinated debentures or guarantees that may be issued in the future in connection with trust preferred securities.
     “Parity Securities” has the meaning set forth in Section 2.5(b).
     “Paying Agent”, when used with respect to the Notes, U.S. Bank National Association or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Company.
     “Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a Place of Payment, which office at the date hereof in the case of U.S. Bank National Association, in its capacity as Paying Agent with respect to the Notes under the Original Indenture and this Third Supplemental Indenture, is located at 100 Wall Street, 16th Floor, New York, New York 10005, Attention: Corporate Trust Services.
     “qualified floating rate” has the meaning specified in Section 3.3(a)(iii) of this Third Supplemental Indenture.

     “Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for us (a “Rating Agency”) to its equity credit criteria for securities such as the Notes, as such criteria is in effect on May 8, 2007 (the “Current Criteria”), which change results in (i) the length of time for which such Current Criteria is scheduled to be in effect is shortened with respect to the APEX or, after the Stock Purchase Date, the Notes, or (ii) a lower equity credit being given to the APEX or, after the Stock Purchase Date, the Notes as of the date of such change than the equity credit that would have been assigned to the APEX or the Notes as of the date of such change by such Rating Agency pursuant to its Current Criteria.
     “Released Note” has the meaning specified in Section 2.4(d) of this Third Supplemental Indenture.
     “Remarketed Note” has the meaning specified in Section 2.4(c) of this Third Supplemental Indenture.
     “Remarketing” means a remarketing of Notes pursuant to Article III of this Third Supplemental Indenture and the Remarketing Agreement.
     “Remarketing Disruption Event” means there shall have occurred an event that, if not disclosed in the offering document for the Remarketing, could cause such offering document to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and either: (i) in the Company’s judgment, such event is not required by law to be disclosed at such time and its disclosure might have a material adverse effect on the Company’s business, or (ii) the disclosure of such event relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction.
     “Remarketing Period” means the five Business Day Period beginning on the seventh Business Day preceding each of August 1, 2012, November 1, 2012, February 8, 2013, May 1, 2013 and August 1, 2013 (or if any such day is not a Business Day, the next Business Day) until the settlement of a Successful Remarketing, or if an Early Settlement Event shall have occurred, each of the periods determined in accordance with Section 3.4.
     “Remarketing Settlement Date” means August 1, 2012, November 1, 2012, February 8, 2013, May 1, 2013 and August 1, 2013 (or if any such day is not a Business Day, the next Business Day).
     “Remarketing Value” means, in respect of a Note, the amount equal to the value on the Remarketing Settlement Date of U.S. Treasury Securities that will pay, on or prior to the Stock Purchase Date, an amount of cash equal to the principal amount of, plus the interest payable on, such Note on the next Regular Distribution Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the rate in effect immediately prior to the

Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date; provided that the Remarketing Value shall be calculated on the assumptions that (x) the U.S. Treasury Securities are highly liquid and mature on or within five Business Days prior to the Stock Purchase Date, as determined in good faith by the Remarketing Agent in a manner intended to minimize the cash value of the U.S. Treasury Securities, and (y) the U.S. Treasury Securities are valued based on the ask-side price of such U.S. Treasury Securities at a time between 9:00 A.M. and 11:00 A.M., New York City time, selected by the Remarketing Agent, on the date of Remarketing, as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the Remarketing Agent, plus accrued interest to that date.
     “Representative Amount” means an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.
     “Reset Rate” means, if the Notes are remarked as fixed rate notes, the rate of interest on the Notes, if any, set in a Remarketing, as specified in Section 3.3(a) of this Third Supplemental Indenture.
     “Reset Spread” means, if the Notes are remarked as floating rate notes, the spread, if any, set in a Remarketing, as specified in Section 3.3(a) of this Third Supplemental Indenture.
     “Responsible Officer” means, when used with respect to U.S. Bank National Association in its capacity as Paying Agent, any officer within the Corporate Trust Services (or any successor department, unit or division of U.S. Bank National Association) assigned to the Paying Agent Office of U.S. Bank National Association, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture and this Third Supplemental Indenture.
     “Reuters Screen LIBOR01 Page” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).
     “SEC” means the United States Securities and Exchange Commission.
     “Third Supplemental Indenture” means this instrument as originally executed or as it may form time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
     “Securities Intermediary” means U.S. Bank National Association, as Securities Intermediary under the Collateral Agreement until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Securities Intermediary” shall mean the Person who is then the Securities Intermediary thereunder.

     “Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of U.S. Bank National Association, in its capacity as Securities Registrar with respect to the Notes under the Original Indenture and this Third Supplemental Indenture, is located at 100 Wall Street, 16th Floor, New York, New York 10005, Attention: Corporate Trust Services.
     “Securities Act” means the Securities Act of 1933 (or any successor statute), as it may be amended from time to time.
     “Senior Debt” means all indebtedness and obligations (other than the Notes and the Goldman Sachs Guarantee) of, or guaranteed or assumed by, the Company, that are for borrowed money or are evidenced by bonds, debentures, notes or other similar instruments, whether now existing or hereafter created, and all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the Notes, unless in any such case, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate, or not superior, in right of payment to the Notes; provided, however, that the Notes and the Goldman Sachs Guarantee will rank equally in right of payment with any Pari Passu Securities.
     “Series F Preferred Stock” means the Company’s perpetual Non-Cumulative Preferred Stock, Series F, par value $0.01 per share and with a liquidation preference of $100,000 per share.
     “Stated Maturity Date” means September 1, 2043 or such earlier date as may be specified by the Company following a Remarketing in accordance with Article III.
     “Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of May 15, 2007, between the Company and the Issuer Trust (acting through the Property Trustee).
     “Stripped APEX” means the Stripped APEX issued pursuant to the Trust Agreement.
     “Subjected Note” has the meaning specified in Section 2.4(e) of this Third Supplemental Indenture.
     “Successful” has the meaning specified in Section 3.5(a) of this Third Supplemental Indenture.
     “Tax Event” means the Company’s receipt of an Opinion of Counsel to the effect that, as a result of: (i) an amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the APEX; (ii) a proposed change in those laws or regulations that is announced after the initial issuance of the APEX; (iii) an official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the APEX; or (iv) a threatened challenge asserted in connection with an audit of the Issuer Trust, the Company or the Company’s Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes or the APEX; there is more than an insubstantial increase in risk that: (a) the Issuer Trust is, or will be, subject to United States federal income tax with respect to income received or accrued on the Notes; (b) interest payable by the Company on the Notes is not, or will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes; or (c) the Issuer Trust is, or will be, subject to more than an insignificant amount of other taxes, duties or other governmental charges.
     “Three-Month LIBOR”, with respect to any Interest Period, means the offered rate expressed as a percentage per annum for three-month deposits in U.S. dollars on the first day of such Interest Period, as that rate appears on Reuters Screen LIBOR01 (or any successor or replacement page) as of 11:00 A.M., London time, on the second London Business Day immediately preceding the first day of such Interest Period.
     “Treasury Dealer” means Goldman, Sachs & Co. (or its successor) or, if Goldman, Sachs & Co. (or its successor) refuses to act as Treasury Dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.
     “Trust Agreement” means the Amended and Restated Declaration of Trust, dated as of May 15, 2007, among the Company, as Sponsor, the Property Trustee, the Delaware Trustee, the Administrative Trustees (each as named therein) and the several holders of the Trust Securities, as amended from time to time.
     “Trust Common Securities” has the meaning specified in the third recital of this Third Supplemental Indenture.
     “Trust Securities” has the meaning specified in the third recital of this Third Supplemental Indenture.
     “Unsuccessful” has the meaning specified in Section 3.5(b) of this Third Supplemental Indenture.
     “Underwriting Agreement” means the Underwriting Agreement, dated May 8, 2007, among the Issuer Trust, the Company, and the underwriters named therein in respect of the Issuer Trust’s Normal APEX.

     “U.S. Treasury Security” means the United States Treasury Security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Notes being redeemed in a tender offer based on a spread to United States Treasury yields.
ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 2.1 Designation, Principal Amount and Authorized Denomination
          There is hereby authorized and established pursuant to Section 301 of the Indenture a series of Securities known and designated the “Remarketable Floating Rate Junior Subordinated Notes due 2043”, limited in aggregate principal amount to $500,010,000, having the terms provided for herein (including Annex A hereto) which amount to be issued shall be as set forth in any Company Order for the authentication and delivery of Notes pursuant to the Indenture. The aggregate principal amount of the Notes shall be limited to such specified amount (except for Securities of the kind contemplated by Section 301(2) of Indenture). The denominations in which Notes shall be issuable is $1,000 principal amount and integral multiples thereof.
          The provisions for Defeasance and Covenant Defeasance in Article XIII of the Indenture shall not apply to the Notes.
          The Notes shall be redeemable as provided in Section 2.6.
          The indebtedness evidenced by the Notes shall be, to the extent provided herein, subordinate and subject in right of payment to the prior payment in full of all Senior Debt. Solely with respect to the subordination of the Notes, “Senior Debt” shall have the meaning set forth in Section 1.2.
          The Notes shall be in substantially the form set forth in Annex A hereto, with such appropriate insertions, notations, legends and other variations as are required or permitted by the Indenture.
          The Notes and the rights and duties of the Company, the Trustee, any Paying Agent, the Holders thereof (and of the Securities of any other series), the holders of Senior Debt in respect of the Notes and the APEX Holders shall be subject to and governed by the Indenture (including as it has been amended and supplemented by this Third Supplemental Indenture and as it may be hereinafter amended or supplemented by any indenture supplemental thereto pursuant to the applicable provisions thereof) insofar as the Indenture shall be applicable.
          Any payment of principal, premium or interest in respect of the Notes that would otherwise be due on a day that is not a Business Day may be made on the next succeeding Business Day, in each case with the same force and effect as if made on the original date (and with no interest or penalty payable in respect of any such change in payment date). To the extent that this paragraph is inconsistent with Section 113 of the Indenture, this paragraph shall apply to the Notes in lieu of said Section 113.
          To the extent permitted by the Trust Indenture Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under the Indenture and a trustee under the Trust Agreement and the Guarantee Agreement.
Section 2.2 Maturity
          The Stated Maturity of the Notes will be September 1, 2043, subject to change as provided in Article III.
Section 2.3 Form and Payment
          Except as provided in Section 2.4, the Notes shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Notes issued in definitive form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Notes and the Indenture, as supplemented by this Third Supplemental Indenture, may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes; provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder and entered in the Securities Register by the Securities Registrar. Notwithstanding the foregoing, so long as the Holder of any Note is the Collateral Agent or the Custodial Agent, the payment of the principal of and interest (including expenses and taxes of the Issuer Trust set forth in Section 4.1 if any) on such Notes held by the Collateral Agent or the Custodial Agent will be made at the Paying Agent Office or such place and to such account as may be designated in writing by the Collateral Agent or the Custodial Agent, as the case may be. The Notes may be presented for registration of transfer or exchange at the Securities Registrar Office.

Section 2.4	Notes Held by Collateral Agent and Custodial Agent; Global Notes; Adjustment of Global Notes
          (a) The Notes shall be issued initially in fully registered form in the name of the Securities Intermediary and the Custodial Agent, in their respective capacities as such. For so long as such Notes are held by the Collateral Agent and the Custodial Agent, each such Note shall represent the principal amount so indicated in the Securities Register, provided that the aggregate principal amount of all such Notes shall at all times equal the principal amount issued in accordance with Section 2.1 of this Third Supplemental Indenture.

          (b) At any time on or after the first to occur of the Remarketing Settlement Date, an Early Termination Event or the redemption of the Capital APEX by the Issuer Trust in exchange for Notes, the Notes in definitive form may be presented to the Securities Registrar for exchange for one or more global notes in an aggregate principal amount equal to the aggregate principal amount of the Notes so presented (a “Global Note”), to be registered in the name of the Depositary, or its nominee, and delivered to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. The Company upon any such presentation shall execute one or more Global Notes in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture. The Trustee, upon receipt of such Global Notes, together with a Company Order requesting authentication, will authenticate such Global Notes and deliver them to the Securities Registrar, as custodian for the Depositary. Payments on the Notes issued as Global Notes will be made to the Depositary.
          (c) In the event that (i) any Pledged Notes for which no election has been validly made pursuant to Section 8.02(a) of the Collateral Agreement are to be released from the Pledge and transferred to the Remarketing Agent pursuant to Section 8.02(b) of the Collateral Agreement or (ii) any Pledged Notes for which an election has been validly made pursuant to Section 8.03(a) of the Collateral Agreement are to be delivered to the Remarketing Agent pursuant to Section 8.03(b) of the Collateral Agreement (collectively, the “Remarketed Notes”), such transfers shall be evidenced by an endorsement by the Securities Registrar on the Notes held by the Collateral Agent and the Custodial Agent, respectively, reflecting a reduction in the principal amount of such Notes equal in amount to the principal amount of the Remarketed Notes. The Securities Registrar shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Notes evidencing such reduced or increased principal amount to the Trustee at the facsimile number or address of the Property Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Securities Registrar). Upon receipt of such confirmation, the Trustee shall instruct the Securities Registrar to increase the principal amount of a Global Note in an amount equal to the aggregate principal amount of the Remarketed Notes by an endorsement made by the Securities Registrar on such Global Note to reflect such increase.
          (d) In the event that any Pledged Note is to be released from the Pledge and transferred to the Custodial Account pursuant to Section 6.02(a) of the Collateral Agreement (a “Released Note”), as a result of the exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX as provided in Section 6.02(a) of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting a reduction in the principal amount of such Note equal in amount to the principal amount of the Released Note. The Collateral Agent shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such reduced principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or Securities Registrar to increase the principal amount of the Released Note held by the Custodial Agent in an amount equal to the reduced principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Released Note to reflect such increase.
          (e) In the event that a Note is transferred to the Collateral Account pursuant to Section 6.03(b)(i) of the Collateral Agreement (a “Subjected Note”) in connection with the exchange of Stripped APEX and Capital APEX for Normal APEX and Qualifying Treasury Securities as provided in Section 6.03 of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting an increase in the principal amount of such Note equal in amount to the principal amount of such Subjected Note. The Collateral Agent shall confirm any such increased principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such increased principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or the Securities Registrar to decrease the principal amount of the Notes held by the Custodial Agent in an amount equal to the increased principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Notes to reflect such decrease.
Section 2.5 Interest
          (a) Each Note will bear interest as provided in the form of Notes set forth in Exhibit A.
          (b) The Company shall have the right, at any time during the term of the Notes, from time to time to defer the payment of interest on the Notes for such period or periods as may be specified by the Company in the Notes (each, an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date. The Company shall exercise such right to defer the payment of the interest on the Notes at its option or when directed to do so by the SEC. No Extension Period shall end on a date other than an Interest Payment Date. At the end of any such Extension Period, the Company shall pay all interest then accrued and unpaid on the Notes (together with Additional Interest thereon, to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Stated Maturity Date; provided, further, that if (i) there shall have occurred and be continuing any Event of Default with respect to the Notes; (ii) the Notes are beneficially owned by the Issuer Trust and the Company shall be in default relating to the Company’s payment of any obligations under the Goldman Sachs Guarantee; (iii) the Company shall have given notice of the election to defer payments of interest on the Notes but the related Extension Period has not yet commenced; (iv) the Company has not paid in full interest scheduled to have been paid on the most recent Interest Payment Date; (v) any amount of deferred interest remains unpaid; or (vi) the Company has paid deferred interest to the Issuer Trust in the form of Additional Subordinated Notes and not yet repaid all amounts outstanding on such notes, then the Company shall not: (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (B) permit any of its subsidiaries over which the Company has voting control to purchase or acquire or make any other payment or distribution on or with respect to any shares of the Company’s capital stock, (C) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank or make any payments under any guarantee that ranks, upon the liquidation of the Company, pari passu with the Notes (including the Notes, “Parity Securities”) or junior to the Notes, (D) permit any of its subsidiaries over which the Company has voting control to purchase or acquire or make any other payment on or with respect to any of the Company’s debt securities or any guarantee that ranks, upon the liquidation of the Company, pari passu with or junior to the Notes; or (E) make any payment under any guarantee by the Company that ranks junior in interest to the Goldman Sachs Guarantee (other than (a) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the Extension Period, (3) a dividend reinvestment or stockholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Extension Period; (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; (e) payments under the Goldman Sachs Guarantee; (f) payments of interest on Notes in Additional Subordinated Notes and any repurchase of Notes in exchange for Series F Preferred Stock, in each case in connection with a Failed Remarketing; (g) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Notes), and any payments of principal of or deferred interest on Parity Securities that, if not made, would cause us to breach the terms of the instrument governing such Parity Securities; (h) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

or (i) any purchase or other acquisition of shares of the Company’s capital stock or debt securities (and any related guarantees) or payment with respect to shares of the Company’s capital stock or debt securities (and any related guarantees) if made in connection with (x) the initial distribution of shares of the Company’s capital stock or our debt securities (and any related guarantees) or (y) market-making or other secondary market activities). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Notes, provided that no Extension Period shall exceed the period or periods specified in the Notes or extend beyond the Stated Maturity of the principal of the Notes. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to paragraph (f) of this Section 2.5, no interest shall be due and payable during an Extension Period except at the end thereof.
          (c) The Company shall give the Trustee, the Property Trustee and each Paying Agent notice of its election to begin or extend any Extension Period at least ten Business Days prior to the next succeeding Interest Payment Date.
          (d) The Trustee or its designee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Outstanding Notes, to the Administrative Trustees and to the holders of the Capital APEX, and if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal APEX.
          (e) The Company shall have the right to defer the payment of interest on the Notes, as provided in this Section 2.5 of this Third Supplemental Indenture, for one or more Extension Periods extending to not later than 28 consecutive Interest Payment Dates (or the equivalent if interest periods are not at the time quarterly). The Paying Agent shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Outstanding Notes in the form of a notice thereof as shall have been prepared by the Company and furnished to the Paying Agent.
          (f) If on the Stock Purchase Date the Company has not paid in cash all interest accrued on the Notes and there is a Failed Remarketing, the Company will pay the Issuer Trust such deferred interest on the Stock Purchase Date in subordinated notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on the later of September 1, 2017 and five years after commencement of the related Extension Period, bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes (subject to deferral on the same basis as the Notes, are subordinate and rank junior in right of payment and upon liquidation to the Company’s obligations to the holders of Senior Debt of the Company on the same basis as the Notes and are redeemable by the Company at any time or from time to time prior to their stated maturity at a redemption price equal to the principal amount thereof plus any accrued and unpaid interest to the date of redemption (such notes, the “Additional

Subordinated Notes”; provided that the Company shall register such subordinated notes under the Securities Act prior to the delivery thereof to the Property Trustee unless they may be so delivered pursuant to an exemption from registration thereunder.
Section 2.6 Redemption of the Notes
          (a) The Company may from time to time redeem Notes, in whole or in part, at any date on or after September 1, 2016, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption, in accordance with Article XI of the Indenture. In connection with a Remarketing, the Company may change the date after which it may redeem Notes to a later date or change the redemption price in accordance with Article III.
          (b) Prior to September 1, 2016, the Company may also redeem all, but not less than all, of the Notes upon the occurrence of a Capital Treatment Event, Investment Company Event, Rating Agency Event or Tax Event at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption, in accordance with Article XI of the Indenture.
          (c) The Notes are not entitled to any sinking fund payments.
Section 2.7 Notice of Defaults
          So long as any Notes are held by or on behalf of the Issuer Trust, the Trustee shall provide to the holders of the Normal APEX, Trust Common Securities and Capital APEX such notices as it shall from time to time provide under Section 602 of the Original Indenture. In addition, during such time the Trustee shall provide to the holders of the Normal APEX, Trust Common Securities and Capital APEX notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.
Section 2.8 Securities Registrar; Paying Agent; Delegation of Trustee Duties
          (a) The Company appoints U.S. Bank National Association, as Securities Registrar and Paying Agent with respect to the Notes for so long as it shall act as Collateral Agent and Custodial Agent and is the Holder of the Notes in any of such capacities.
          (b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture and this Third Supplemental Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.
Section 2.9 Amendment; Supplemental Indenture
          (a) Solely for the benefit of the holders of the Notes, Section 901(10) of the Original Indenture is hereby amended and restated in its entirety as follows:
“(10) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this Clause (10) shall not adversely affect the interests of the Holders of the Notes in any material respect or, in the case of the Notes issued to the Issuer Trust and for so long as any of the corresponding series of the APEX issued by the Issuer Trust shall remain outstanding, the APEX Holders; provided that, so long as any APEX remains outstanding, no amendment pursuant to this Section 901(10) shall be made that adversely affects the APEX Holders in any material respect.”
          (b) Solely for the benefit of the holders of the Notes, Section 901 of the Original Indenture is hereby amended to add the following subsections:
“(11) to reflect any modifications to the terms of the Notes pursuant to the terms of the Indenture with respect to a Remarketing;
(12) to add to or change any terms of the Indenture or the Notes to conform the terms of this Indenture or the Notes to the description of the Notes in the Prospectus (as defined in the Trust Agreement); or
(13) to change or eliminate any restrictions on the payment of principal or premium, if any, on the Notes in registered form, provided that any such action shall not adversely affect the interests of the Holders of the Notes in any material respect; or
(14) to add to, change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action shall not adversely affect the interest of the holders of the Notes in any material respect;”
     (c) So long as the Notes are held by or on behalf of the Issuer Trust, no modification or amendment of any provision in the Indenture shall be made that adversely affects the APEX Holders in any material respect, and no termination of the Indenture shall occur, and no waiver of any Event of Default or compliance with any covenant under the Indenture shall be effective, without prior consent of the Holders of at least a majority of the aggregate Liquidation Amount of the APEX Holders then outstanding, voting together as a single class, unless and until the principal (and premium, if any) of the Notes and all accrued and unpaid interest (including any Additional Interest) thereon have been paid in full. If the consent of the Holder of each outstanding Note is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each APEX Holder of the applicable series of APEX so affected.
          (d) If action is to be taken that, pursuant to Section 902 of the Original Indenture, would affect the Notes, such action shall require the consent of the Holders of a majority in principal amount of the Outstanding Notes, acting as a separate series. Any waiver of any covenant applicable to the Notes pursuant to Section 1005 of the Indenture shall require the approval of the Holders of a majority in principal amount of the Outstanding Notes and no other series of Securities shall be entitled to approve any such waiver.
          (e) Notwithstanding Section 902 of the Original Indenture or the prior paragraph above, so long as any APEX remain outstanding, (i) no amendment pursuant to Section 902 of the Original Indenture shall be made that adversely affects the APEX Holders in any material respect (and no termination of, and no waiver of any Event of Default or compliance with any covenant under, the Indenture that adversely affects the APEX Holders in any material respect shall be effective) without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the APEX then outstanding, in each case unless and until the principal (and premium, if any) of the Notes and all accrued and, subject to Section 307 of the Original Indenture, unpaid interest thereon have been paid or duly provided for in full and (ii) no amendment pursuant to Section 902 of the Indenture shall be made to Section 2.9(c) of this Supplemental Indenture or this Section 2.9(e)(ii) that would impair the rights of the APEX Holders provided in Section 2.9(c) or this Section 2.9(e)(ii) without the prior consent of each APEX Holder affected thereby unless and until the principal (and premium, if any) of the Notes and all accrued and (subject to Section 307 of the Original Indenture) unpaid interest thereon have been paid or duly provided for in full.
          (f) Solely for the benefit of the Holders of the Notes, Section 902(1) of the Original Indenture is amended and replaced in its entirety as follows:
(1) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Security (except as expressly permitted in connection with a Remarketing), or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof (except as expressly permitted in connection with a Remarketing), or reduce the amount of the principal of an Original Issue Discount Security or any other Security which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502, or permit the Company to redeem any Security if, absent such supplemental indenture, the Company would not be permitted to do so, or change any Place of Payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or,
          (g) Solely for the benefit of the Holders of the Notes, Section 902 of the Original Indenture is amended to replace the period at the end of clause (4) with “, or” and to add a new clause (5) as follows:
(5) limit a Holder’s right to sue the Company for the enforcement of payments due on the Notes.
Section 2.10 Rights of Set-Off
          The Company shall have the right to set-off any payment it is otherwise required to make hereunder in respect of any Notes to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee Agreement relating to the APEX.
Section 2.11 Acceleration of Maturity; Rescission and Annulment
          (a) Notwithstanding Section 502 of the Original Indenture, if an Event of Default with respect to the Notes (other than an Event of Default specified in Clause (iii) or (iv)) occurs and is continuing, and if the Trustee and the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes fail to declare the principal of all the Notes to be immediately due and payable, then so long as the Notes are held by or on behalf of the Issuer Trust the Property Trustee or the Holders of at least 25% in aggregate Liquidation Amount of the Normal APEX and Capital APEX then outstanding shall have such right prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, which they may exercise by giving a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest on all the Notes shall become immediately due and payable.
          (b) At any time after such a declaration of acceleration with respect to the Notes has been made by the holders of Normal APEX and Capital APEX and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate Liquidation Amount of the Normal APEX and Capital APEX then outstanding shall have the right to, by written notice to the Company and the Trustee, rescind and annul such declaration and its consequences if:
     (i) The Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate borne by the Notes, and (C) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and
     (ii) all Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513 of the Original Indenture.
          No such rescission shall affect any subsequent default or impair any right consequent thereon.
Section 2.12 Direct Action by APEX Holders
          So long as the Notes are held by or on behalf of the Issuer Trust, any APEX Holder of Normal APEX or Capital APEX shall have the right prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, upon the occurrence of an Event of Default with respect to the Notes (other than as described in Clause (iii) or (iv)), to institute a suit directly against the Company for enforcement of payment to such Holder (subject to Section 507 of the Original Indenture) of principal or interest on the Notes having a principal amount equal to the aggregate Normal APEX or Capital APEX held by such Holder, in each case in accordance with the Indenture and the Notes.
Section 2.13 Restoration of Rights and Remedies of APEX Holders
          If any APEX Holder has instituted any proceeding to enforce any right or remedy under Section 2.12 and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such APEX Holder, then and in every such case such APEX Holder shall, subject to any determination in such proceeding, be restored severally and respectively to its former positions hereunder, and thereunder all rights and remedies of the APEX Holders shall continue as though no such proceeding had been instituted.
Section 2.14 Delay or Omission by APEX Holders Not Waiver
          No delay or omission of the APEX Holder to exercise any right or remedy accruing upon any Event of Default pursuant to Section 2.11 or Section 2.12 shall impair any such right or remedy or constitute a waiver of any such Event of Default or any acquiescence therein. Every right and remedy given to the APEX Holders may be exercised from time to time, and as often as may be deemed expedient, by the APEX Holders.
Section 2.15 Notices to Trustee and Company by APEX Holders
          Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders of Notes or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with,

     (i) the Trustee by any APEX Holder shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, or
     (ii) the Company by any APEX Holders shall be sufficient for every purpose hereunder (unless otherwise expressly provided in the Indenture) if in writing and mailed, first-class, postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of the Indenture or at any other address previously furnished in writing to the Trustee by the Company.
Section 2.16 Calculation Agent
          As used herein, the Calculation Agent shall initially mean Goldman, Sachs & Co.; provided that the Company may, in its sole discretion, appoint any other institution (including any affiliate of the Company) to serve as any such agent from time to time. The Company will give the Trustee prompt written notice of any change in any such appointment. Insofar as the Notes provides for any such agent to obtain rates, quotes or other data from a bank, dealer or other institution for use in making any determination hereunder, such agent may do so from any institution or institutions of the kind contemplated hereby notwithstanding that any one or more of such institutions are any such agent, affiliates of any such agent or affiliates of the Company. The Company may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Notes are outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Company.
          All determinations made by the Calculation Agent may be made by such agent in its sole discretion and, absent manifest error, shall be conclusive for all purposes and binding on the Holder of the Notes and the Company. The Calculation Agent shall not have any liability therefor.
ARTICLE III
REMARKETING AND RATE RESET PROCEDURES
Section 3.1 Obligation to Conduct Remarketing and Related Requirements
          (a) The Company and the Property Trustee (on behalf of the Issuer Trust) shall appoint the Remarketing Agent and enter into a Remarketing Agreement prior to the first Remarketing to effect the Remarketing of the Notes upon the terms, conditions and other provisions provided therein and in the Trust Agreement and the Collateral Agreement.

          (b) The Remarketing Agreement shall provide that the Company and the Remarketing Agent agree to use commercially reasonable efforts to effect the Remarketing of the Notes as described in this Article III, and in connection therewith, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for all the Remarketed Notes that results in proceeds, net of any remarketing fee, of at least 100% of their aggregate Remarketing Value. If in the judgment of counsel to the Company or the Remarketing Agent it is necessary for a registration statement covering the Notes to have been filed and have become effective under the Securities Act in order to effect the Remarketing, then the Company shall (i) use commercially reasonable efforts to ensure that a registration statement covering the full principal amount of Notes to be remarketed shall have become effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing or (ii) effect such Remarketing pursuant to Rule 144A (if available) under the Securities Act or another available exemption from the registration requirements under the Securities Act.
          (c) On any day other than the last day of a Remarketing Period, the Company shall have the right, in its absolute discretion and without prior notice to the Holders, to postpone the Remarketing until the following Business Day.
          (d) If a Remarketing Disruption Event has occurred and is continuing as of the last day of a Remarketing Period for a proposed Remarketing Settlement Date in August 2012, November 2012, February 2013 or May 2013 and no Early Settlement Event has occurred, the Company may elect not to attempt a Remarketing on that day. If the Company make such election, the Remarketing for the related Remarketing Period will be deemed Unsuccessful and the Company shall be obligated to use commercially reasonable efforts to effect the Remarketing in the next succeeding Remarketing Period.
Section 3.2 Company Decisions in Connection with Remarketing
          In connection with Remarketings, the Company shall have the right hereunder, subject to Section 3.3(a), without the consent of any Holder of the Notes, to change certain terms of the Notes as provided below in this Section 3.2. At least 21 days prior to the first day of each Remarketing Period, the Company will specify the following information or decisions in a notice to the Remarketing Agent, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee (clauses (a) through (e) applying only if the Remarketing is Successful and clause (f) applying only in the case of a Failed Remarketing:
     (a) whether the Stated Maturity Date will remain at September 1, 2043 or will be changed to an earlier date (specifying such date if applicable); provided that the Stated Maturity Date may not be changed to a date earlier than the later of (i) September 1, 2016 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period;

     (b) whether to change the date after which the Notes will be redeemable at the Company’s option and the redemption price or prices; provided that no redemption date for the Notes may be earlier than the later of (i) September 1, 2016 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period; and provided, further, that no Redemption Price may be less than the 100% of the principal amount of the Notes plus accrued and unpaid interest, including deferred interest, if any, to the Redemption Date, in accordance with Article XI of the Indenture;
     (c) whether, in connection with a Final Remarketing that is not an Early Remarketing or an Early Remarketing that is not the first scheduled Remarketing, the Company is exercising its right under Section 6.2 to cause the subordination provisions in the Indenture to cease to apply to the Notes, if the Remarketing is Successful, from and after the Remarketing Settlement Date and if so, whether it also elects that the Notes shall no longer be subject to the interest deferral provisions of Section 2.5(b) through (e) of this Third Supplemental Indenture;
     (d) whether the Notes will be remarketed as fixed rate notes or floating rate notes;
     (e) if the Notes will be remarketed as floating rate notes, the applicable index (which must be a qualified floating rate) and the interest payment dates and manner of calculation of interest on the Notes, which the Company may change to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index; and
     (f) whether following a Failed Remarketing:
     (i) the Stated Maturity Date will remain at September 1, 2043 or will be changed to an earlier date, which date shall not be earlier than September 1, 2016 (specifying such date if applicable); and
     (ii) the date after which the Notes will be redeemable at the Company’s option will be changed (which date shall not be earlier than September 1, 2016) and the redemption price or prices;
provided that if the Failed Remarketing occurs during an Extension Period any changed Stated Maturity Date determined pursuant to clause (i) or early redemption date determined pursuant to clause (ii) may not be earlier than the seventh anniversary of the first day of such Extension Period.
          Any such elections made by the Company pursuant to clauses (a) through (e) shall, upon successful completion of a Remarketing, automatically apply and come into effect in respect of the Notes as of the Remarketing Settlement Date and any such elections made by the Company pursuant to clause (f) in connection with a Failed Remarketing shall come into effect in respect of the Notes upon the announcement by the Company that the Final Remarketing is a Failed Remarketing.

Section 3.3	Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms
          (a) As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread, subject to Sections 3.3(b) through (e), pursuant to the Remarketing Agreement and in accordance with the other provisions of this Article III, that will apply to all Notes (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:
     (i) in connection with a Remarketing that is not a Final Remarketing, (A) if the Notes are remarketed as fixed rate notes, the Reset Rate may not exceed the Fixed Rate Reset Cap and (B) if the Notes are remarketed as floating rate notes, the Reset Spread may not exceed the Floating Rate Reset Cap;
     (ii) the interest rate on the Notes may not at any time be less than 0% per annum; and
     (iii) if (A) the interest rate on the Notes is not a fixed rate or a “qualified floating rate” (as defined in U.S. Treasury regulations section 1.1275-5(b)), (B) interest on the Notes is not unconditionally payable at intervals of no more than one year through the remaining term of the Notes, or (C) the redemption price of the Notes is not their principal amount (disregarding a customary call premium that is fixed or objectively determinable based on a qualified floating rate), then the Company shall have received a written opinion of Sullivan & Cromwell LLP or other nationally recognized tax counsel experienced in such matters to the effect that the discussion contained in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” is materially correct, taking into account all of the terms of the Notes following the Remarketing.
          (b) If the Remarketing has been determined to be Successful in accordance with Section 3.5(a) of this Third Supplemental Indenture, by approximately 4:30 P.M., New York City time, on the date of such Successful Remarketing, the Remarketing Agent shall notify the Company, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee that the Remarketing was Successful and the Reset Rate or Reset Spread determined as part of such Remarketing in accordance with this Article III.

          (c) If a Remarketing is Successful, then commencing with the related Remarketing Settlement Date the interest rate on the Notes shall be reset to the rate, determined in accordance with this Article III pursuant to such Remarketing and the other changes, if any, in the terms of the Notes as notified by the Company pursuant to Section 3.2, shall become effective in accordance with this Article III.
          (d) If a Remarketing other than the Final Remarketing is not Successful:
     (i) no Notes will be sold in such Remarketing;
     (ii) the interest rate will remain unchanged unless and until it is reset pursuant to a subsequent Remarketing in accordance with this Article III;
     (iii) the other changes, if any, in the terms of the Notes, as notified by the Company pursuant to Section 3.2, shall not become effective; and
     (iv) the Company and the Remarketing Agent shall attempt another Remarketing during the next Remarketing Period.
          (e) Upon the occurrence of a Failed Remarketing:
     (i) no Notes will be sold in such Remarketing and no further attempts at Remarketing shall be made;
     (ii) the interest rate will remain unchanged and the Notes will continue to bear interest at the interest rate otherwise in effect, payable on the dates set forth in the Notes, subject to Section 2.5(b) of this Third Supplemental Indenture;
     (iii) the other changes, if any, in the terms of the Notes as notified by the Company pursuant to clauses (a) through (e) of the second sentence of Section 3.2 of this Third Supplemental Indenture, shall not become effective;
     (iv) the Stated Maturity Date and early redemption date for the Notes will change in accordance with clause (f) of the second sentence of Section 3.2 of this Third Supplemental Indenture, as applicable;
     (v) in the case of Notes corresponding to Normal APEX and Trust Common Securities, such Notes will be applied in satisfaction of the Issuer Trust’s obligations under Stock Purchase Contracts in accordance with the Collateral Agreement; and

     (vi) in the case of Notes corresponding to Capital APEX, such Notes will be returned to the Custodial Agent in accordance with the Collateral Agreement.
Section 3.4 Early Remarketing
          If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Periods, for the purposes of this Section 3.4, shall be the five Business Day periods commencing on the seventh Business Day prior to a February 8, May 1, August 1 or November 1 (or if any such day is not a Business Day, the next Business Day) (which will also be a “Remarketing Settlement Date” for the purposes of this Section 3.4), and concluding with the earlier to occur of the fifth such date and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (v) of the definition of such term, there shall be only one Remarketing Period and the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be, and if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 1, June 1, September 1 or December 1 (or if such day is not a Business Day, the next Business Day).
Section 3.5 Company Announcements
          (a) If by 4:00 P.M., New York City time, on any Business Day during a Remarketing Period the Remarketing Agent has found buyers for all of the Notes offered in the Remarketing in accordance with this Article III, a “Successful” Remarketing shall be deemed to have occurred. In the event of a Successful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was Successful and specifying the Reset Rate or Reset Spread.
          (b) If, by 4:00 P.M., New York City time, on the last day of any Remarketing Period the Remarketing Agent has been unable to find buyers for all of the Notes offered in such Remarketing, including any Remarketing that would qualify as a Final Remarketing, in accordance with this Article III, an “Unsuccessful” Remarketing shall be deemed to have occurred. In the event of an Unsuccessful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was an Unsuccessful Remarketing.
          (c) If on any Business Day during a Remarketing Period other than the last day thereof the Company has determined to postpone the Remarketing until the next Business Day, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing has been postponed.

Section 3.6 Supplemental Indenture
          Notwithstanding any provision of the Indenture to the contrary, the Company and the Trustee may enter into a supplemental indenture without the consent of any Holder of the Notes to reflect any modifications to the terms of the Notes pursuant to the terms of this Article III and to provide for the exchange of the Notes for Notes in the form reflecting such modifications and adopted pursuant to such supplemental indenture.
ARTICLE IV
EXPENSES
Section 4.1 Expenses
          In connection with the offering, sale and issuance of the Notes to the Issuer Trust on behalf of the Issuer Trust and in connection with the sale of the Trust Securities by the Issuer Trust, the Company, in its capacity as borrower with respect to the Notes, shall:
     (a) pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under this Third Supplemental Indenture in accordance with the provisions of this Third Supplemental Indenture; and
     (b) be responsible for and shall pay all debts and obligations (except for any amounts owed to the APEX Holders in their respective capacities as Holders) and all costs and expenses of the Issuer Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Issuer Trust), the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Administrative Trustees, the Securities Registrar, and the Paying Agent, the costs and expenses relating to the operation of the Issuer Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Issuer Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the Notes.
          The Company’s obligations under this Section 4.1 shall be for the benefit of, and shall be enforceable by, any person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such

Creditor may enforce the Company’s obligations under this Section 4.1 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 4.1.
ARTICLE V
ORIGINAL ISSUE OF NOTES
Section 5.1 Original Issue of Notes
          Notes in the aggregate principal amount of $500,010,000 may, upon execution of this Third Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Notes in accordance with a Company Order.
Section 5.2 Calculation of Original Issue Discount
          If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.
ARTICLE VI
SUBORDINATION
Section 6.1 Senior Debt and Subordination Provision for the Notes
          (a) The subordination provisions of Article XIV of the Original Indenture shall apply; provided that (i) for the purposes of the Notes (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior Debt” shall be the definition set forth in Section 1.2 of this Third Supplemental Indenture and (ii) Section 1403 of the Original Indenture shall not apply to the Notes.
          (b) There is added, with respect to the subordination of the Notes issued under this Third Supplemental Indenture, the following proviso to the end of the first paragraph of Section 1414 of the Original Indenture:
“ ; provided that, notwithstanding anything to the contrary contained in this Indenture, (i) no Paying Agent shall be liable to any holder or Holder of Senior Debt or Securities if it shall pay over or distribute to or on behalf of the Holders of Securities or the Company or any other Person moneys or assets to which any holder of Senior Debt shall be entitled by virtue of this Article or otherwise shall be deemed to owe any fiduciary duty to any holder or Holder of Senior Debt, (ii) no Paying Agent shall be deemed to have received any notice required pursuant to or referred to in this Article (whether or not actually received) until after the second Business Day after any such notice shall have been delivered to a Responsible Officer of the Paying Agent at the Paying Agent’s Office of such Paying Agent, and (iii) Section 601 (as referred to in Sections 1410 and 1411) is not applicable to any Paying Agent.”

Section 6.2 Company Election to End Subordination
          The Company may elect, at any time effective on or after (i) the Remarketing Settlement Date in connection with an Early Remarketing of the Notes that is not the first scheduled Remarketing or (ii) the Remarketing Settlement Date in connection with the Final Remarketing that is not in connection with an Early Remarketing, that its obligations under the Notes shall cease to be subordinated obligations, in which case the provisions of Article XIV of the Indenture and, if the Company so elects, Sections 2.5(b) through (e) shall thereafter no longer apply to the Notes. The Company shall give the Trustee and each Paying Agent notice of any such election not later than the effective time, and shall promptly issue a press release through Bloomberg Business News or other reasonable means of distribution.
Section 6.3 Compliance with SEC Rules
          The Company shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Notes, except in compliance with applicable regulations and guidelines of the SEC.
Section 6.4 Extension of Rights, Privileges, etc.
          Anything contained herein or in the Indenture to the contrary notwithstanding, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 7.1 Separability of Invalid Provisions
          In case any one or more of the provisions of this Third Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Third Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Third Supplemental Indenture shall be construed as if such provision had never been contained herein.
Section 7.2 Execution in Counterparts
          This Third Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 7.3 Benefits of Indenture for Holders of APEX
          Notwithstanding Section 111 of the Indenture, the Holders of APEX shall have such rights and benefits, but only such rights and benefits as are specified in the Indenture, the Notes and as are specified in Sections 2.9, 2.10, 2.11, 2.12, 2.13 and 2.14. Such rights and benefits shall terminate with respect to each APEX and Holder thereof when such APEX is no longer Outstanding or when a Like Amount of Notes have been exchanged (or duly made available for exchange) for such APEX pursuant to the Trust Agreement. Without limiting the effect of Section 6.1 of the Trust Agreement, nothing herein or in the Notes shall impair the rights and benefits afforded to the Holders of the Notes under the Indenture and such Notes, even if such rights and benefits overlap, conflict with or otherwise differ from those afforded to the Holders of APEX hereunder. Subject to the foregoing, Section 111 of the Indenture shall remain in full force and effect with respect to the Notes and the Indenture as it applies to the Notes.
Section 7.4 Effectiveness
          This Third Supplemental Indenture will become effective upon its execution and delivery.
Section 7.5 Successors and Assigns
          All covenants and agreements in the Indenture, as supplemented and amended by this Third Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.
Section 7.6 Further Assurances
          The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Third Supplemental Indenture.
Section 7.7 Effect of Recitals
          The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 7.8 Ratification of Indenture
          The Indenture as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 7.9 Governing Law
          This Third Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Elizabeth E. Beshel

Name:	Elizabeth E. Beshel
Title:	Treasurer

THE BANK OF NEW YORK, as Trustee

By	/s/ Nelson Kercado

Name:	Nelson Kercado
Title:	Assistant Vice President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
          On the 15th day of May, 2007, before me personally came Elizabeth Beshel, to me known, who, being by me duly sworn, did depose and say that he is                      of The Goldman Sachs Group, Inc., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.
/s/  Sally A. Mead

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
          On the 15th day of May, 2007, before me personally came Nelson Kercado, to me known, who, being by me duly sworn, did depose and say that he is an officer of The Bank of New York, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.
/s/  Richard D. Gillespie

EXHIBIT A
FORM OF NOTES
(FACE OF SECURITY)

No.	Principal Amount: $

Issue Date:	CUSIP No.:

THE GOLDMAN SACHS GROUP, INC.
Remarketable Floating Rate Junior Subordinated Note Due 2043
          THE GOLDMAN SACHS GROUP, INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                      Dollars on September 1, 2043 or such earlier date as may be specified by the Company following a Remarketing (such date is hereinafter referred to as the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from May 15, 2007, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for (subject to deferral as set forth herein), quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2007 (or if any such day is not a Business Day, on the next Business Day; provided that, if such Business Day is in the next calendar month, the Interest Payment Date shall instead be the immediately preceding Business Day), and on the Stock Purchase Date in the event of a Failed Remarketing if not otherwise an Interest Payment Date, at a rate per annum equal to Three-Month LIBOR plus 0.57% (or after the Remarketing Settlement Date at such rate per annum as may be established in the Remarketing), reset quarterly on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2007 (each such date, an "Interest Reset Date”) until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. Notwithstanding the foregoing, an Interest Payment Date that falls on the Stated Maturity will not be changed. The amount of interest payable for any period less than a full Interest Period shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Notwithstanding the foregoing, interest on this Note shall not be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general applicability. A “Business

Day” shall mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the fifteenth calendar day immediately preceding the applicable Interest Payment Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
          If Three-Month LIBOR does not appear on Reuters Screen LIBOR01 (or any successor or replacement page), Three-Month LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London Business Day immediately preceding the first day of such Interest Period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: three-month deposits in U.S. dollars, beginning on the first day of such Interest Period and in a Representative Amount. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two quotations are provided, Three-Month LIBOR for the second London Business Day immediately preceding the first day of such Interest Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, Three-Month LIBOR for the second London Business Day immediately preceding the first day of such Interest Period will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M. New York City time on the second London Business Day immediately preceding the first day of such Interest Period by three major banks in New York City selected by the Calculation Agent: three-month loans of U.S. dollars, beginning on the first day of such Interest Period, and in a Representative Amount. If fewer than three banks selected by the Calculation Agent are quoting as described herein, Three-Month LIBOR for the new Interest Period will be Three-Month LIBOR in effect for the prior Interest Period.
          The Calculation Agent shall notify the Company of any change in the interest rate on the Notes and shall notify or the Company shall notify the Paying Agent of any such change.
          All percentages resulting from any calculation with respect to this Security shall be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation with respect to this Security shall be rounded upward or downward, as appropriate, to the nearest cent with one-half or more of a cent being rounded upward.
          If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity Date) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate then borne by this Note for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.
          The Company shall have the right, at any time during the term of this Note, to defer the payment of interest on this Note, at any time or from time to time, for up to 28 consecutive quarterly Interest Periods (or the equivalent thereof, if the Interest Periods are not then quarterly) with respect to each deferral period (each, an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date. The Company shall exercise such right to defer the payment of the interest on the Notes at its option or when directed to do so by the SEC. No Extension Period shall end on a date other than an Interest Payment Date. At the end of any such Extension Period, the Company shall pay all interest then accrued and unpaid on this Note (together with Additional Interest thereon, to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Stated Maturity Date; provided, further, that if (a) there shall have occurred and be continuing any Event of Default with respect to the Notes; (b) the Notes are beneficially owned by the Issuer Trust and the Company shall be in default relating to the Company’s payment of any obligations under the Goldman Sachs Guarantee; (c) the Company shall have given notice of the election to defer payments of interest on the Notes but the related Extension Period has not yet commenced; (d) the Company has not paid in full interest scheduled to have been paid on the most recent Interest Payment Date; (e) any amount of deferred interest remains unpaid; or (f) the Company has paid deferred interest to the Issuer Trust in the form of Additional Subordinated Notes and not yet repaid all amounts outstanding on such notes, then the Company shall not: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) permit any of its subsidiaries over which the Company has voting control to purchase or acquire or make any other payment or distribution on or with respect to any shares of the Company’s capital stock, (iii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank or make any payments under any guarantee that ranks, upon the liquidation of the Company, pari passu with the Notes (including the Notes, “Parity Securities”) or junior to the Notes, (iv) permit any of its subsidiaries over which the Company has voting control to purchase or acquire or make any other payment on or with respect to any of the Company’s debt securities or any guarantee that ranks, upon the liquidation of the

Company, pari passu with or junior to the Notes; or (v) make any payment under any guarantee by the Company that ranks junior in interest to the Goldman Sachs Guarantee (other than (a) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the Extension Period, (3) a dividend reinvestment or stockholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Extension Period; (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; (e) payments under the Goldman Sachs Guarantee; (f) payments of interest on Notes in Additional Subordinated Notes and any repurchase of Notes in exchange for Series F Preferred Stock, in each case in connection with a Failed Remarketing; (g) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Notes), and any payments of principal of or deferred interest on Parity Securities that, if not made, would cause us to breach the terms of the instrument governing such Parity Securities; (h) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or (i) any purchase or other acquisition of shares of the Company’s capital stock or debt securities (and any related guarantees) or payment with respect to shares of the Company’s capital stock or debt securities (and any related guarantees) if made in connection with (x) the initial distribution of shares of the Company’s capital stock or our debt securities (and any related guarantees) or (y) market-making or other secondary market activities). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Notes, provided that no Extension Period shall exceed the period or periods specified in this Note or extend beyond the Stated Maturity of the principal of this Note. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Extension Period except at the end thereof. The Company shall give the Trustee, the Property Trustee and the Paying Agent notice of its election to begin or extend any Extension Period at least ten Business Days prior to the date on which interest on the Notes would be payable but for the election to begin or extend such Extension Period. The Trustee or its designee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Notes, to the Administrative Trustees and to the holders of the Capital APEX, and if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal APEX. If an Extension Period is in effect on the Stock Purchase Date and there is a Failed Remarketing, then the Company will pay the Holder the deferred interest on the Stock Purchase Date in Additional Subordinated Notes and the restrictions set forth in the first sentence of this paragraph shall remain in effect until the Company has paid in full all amounts outstanding under such notes.
          Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than 10 days before the date of the interest payment.
          The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Debt, and this Note is issued subject to the provisions of the Indenture with respect thereto; provided that the Company may elect in connection with an Early Remarketing that is not the first scheduled Remarketing (as described on the reverse hereof) at any time effective on or after the Remarketing Settlement Date, that the indebtedness evidenced by this Note shall cease to be subordinate and junior in right of payments to the prior payment in full of all Senior Debt. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title:
          This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK, AS TRUSTEE

By:
Authorized Signatory

(REVERSE OF SECURITY)
          This Note is one of a duly authorized issue of securities of the Company (herein called the "Notes”), issued and to be issued in one or more series under Subordinated Debt Indenture, dated as of February 20, 2004 (herein called the “Original Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of February 20, 2004 (the “First Supplemental Indenture"), between the Company and the Trustee, the Second Supplemental Indenture, dated as of May 15, 2007 (the “Second Supplemental Indenture”), between the Company and the Trustee, and the Third Supplemental Indenture, dated as of May 15, 2007, between the Company and the Trustee (this “Third Supplemental Indenture,” and together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. By terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in other respects provided in the Indenture. This Note is one of the series designated on the face hereof, is a “Security” under the Indenture and is limited in aggregate principal amount to $500,010,000.
          All terms used in this Note that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of May 15, 2007, as amended (the “Trust Agreement”), for the Issuer Trust among The Goldman Sachs Group, Inc., as Sponsor, the Trustees named therein and the several Holders of the Trust Securities, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.
          The Company may at any time, at its option, on or after September 1, 2016, and subject to the terms and conditions of Article XI of the Original Indenture, redeem this Note in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount hereof plus accrued and unpaid interest including Additional Interest, if any to the Redemption Date.
          Prior to September 1, 2016, the Company may also redeem all, but not less than all, of this Note upon the occurrence of a Capital Treatment Event, Investment Company Event, Rating Agency Event or Tax Event at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption, in accordance with Article XI of the Indenture.
          No sinking fund is provided for the Notes.

          This Note shall be remarketed as provided in the Indenture. In connection therewith, the Company may change the Stated Maturity Date, the date after which this Note may be redeemed in whole or in part prior to the Stated Maturity Date at the option of the Company, the rate of interest payable on this Note, the Interest Payment Dates, the manner of calculating interest on this Note and certain other provisions of the Notes, all as set forth in the Indenture and without the consent of any Holder of this Note.
          The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.
          The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Notes, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
          As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the entire principal amount and all accrued but unpaid interest of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of Notes issued to and held by the Issuer Trust, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes fails to declare the entire principal and all accrued but unpaid interest of all the Notes to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital APEX and, if such declaration occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal APEX then outstanding, acting together as a single class, shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Notes shall become immediately due and payable, provided that the payment of principal and interest on the Notes shall remain subordinated to the extent provided in Article XIV of the Original Indenture, as modified by the Third Supplemental Indenture, except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest (including Additional Interest), if any, on this Note shall terminate.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
          As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Original Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
          The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.
          The Company and, by its acceptance of this Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agree to treat for United States Federal income tax purposes (i) the Notes as indebtedness of the company, and (ii) the stated interest on the Notes as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Notes as described in the Prospectus.
          The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
agent to transfer this Note on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:
(Sign exactly as your name appears on the other side of this Note)
          Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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